Exhibit 10.12

Summary Description of the Compensation of

Non-Employee Directors of TETRA Technologies, Inc.

Set forth below is a summary of the compensation provided to directors who are not officers or employees of TETRA Technologies, Inc. (Non-Employee Directors). Directors who are also officers or employees of TETRA Technologies, Inc. (the Company) do not receive any compensation for duties performed as Directors.

Director Fees. Each Non-Employee Director other than J. Taft Symonds, the Company’s Chairman of the Board, receives the following cash compensation:

• An annual cash retainer of $26,650.

• A meeting fee of $1,000 for each Board meeting attended. In addition, members of the Audit Committee, Management and Compensation Committee and Nominating and Corporate Governance Committee each receive a meeting fee of $1,000 for each committee meeting attended.

• An additional annual cash retainer of $2,000 for the chairmen of the Management and Compensation Committee and the Nominating and Corporate Governance Committee.

• An additional annual cash retainer of $6,000 for the chairman of the Audit Committee.

Mr. Symonds receives an annual cash retainer of $75,000 but receives no additional cash compensation for meetings attended.

All retainer amounts are payable in quarterly installments in advance. All meeting fees are payable on the date of the meeting.

Equity Compensation. Pursuant to the 1998 Director Stock Option Plan, as amended (the Director Plan) each of the Non-Employee Directors receives an automatic grant of an option to purchase 12,000 shares of the Company’s common stock on January 1 of each year while serving as a Director. The options have an exercise price equal to the closing price as of the last trading day on the previous year. The options are fully vested on the date of the grant but may not be exercised for a period of six months following the date of grant. If the 2005 Equity Incentive Compensation Plan being submitted to the Company’s stockholders at the 2005 Annual Meeting is approved, no further grants will be made under the terms of the Director Plan. While it is contemplated that Non-Employee Directors will continue to receive equity compensation under the terms of the 2005 Equity Incentive Compensation Plan, the amount and form of such compensation has not yet been determined.

Reimbursement of Expenses. All Non-Employee Directors are reimbursed for out-of-pocket travel expenses incurred in attending meetings of the Board and committees (including travel expenses of spouses if they are invited by the Company). Additionally, Non-Employee Directors traveling from out of state to Board or committee meetings receive a $750 travel stipend.